Exhibit 99.1

               General Media, Inc. Files for Chapter 11 Protection
           $5 Million Debtor-In-Possession (DIP) Financing Secured For
            Ongoing Operations Appoints Chief Restructuring Officer


NEW YORK, Aug 12, 2003 -- General Media, Inc., a subsidiary of Penthouse International, Inc. (OTC Bulletin Board: PHSL) together with eight of its direct and indirect subsidiaries (the "Company") announced today that they filed voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court for the Southern District of New York. The Company publishes Penthouse magazine and other publications and is engaged in other diversified media and entertainment businesses. General Media, Inc. is a 99.5 per cent owned subsidiary of Penthouse International, Inc., which has not filed for bankruptcy protection.

The Company also announced that concurrent with the Chapter 11 filing, it has closed a $5 million debtor-in-possession (DIP) line of credit with a select number of its secured bondholders. The Company's facilities are operating and its August issue of the Penthouse magazine is expected to be on the newsstands in the United States on August 19, 2003. While operating under the protection of Chapter 11, the Company will seek to restructure its operations and debt obligations and propose a plan of reorganization for filing with the court in the near future.

Commenting on today's announcement, General Media Chairman and PENTHOUSE founder, Bob Guccione, said, "This filing provides the Company with the opportunity to restructure its operations and finances, leaving it in a stronger position to realize the significant potential of the brand. Since I founded PENTHOUSE nearly forty years ago it has evolved into an internationally recognized premier brand in entertainment for adult audiences. I believe the additional funding and prompt filing of a plan of reorganization will present the best means to preserve and enhance the value inherent in the brand for its many stakeholders."

The Company also announced today the appointment of T. Scott Avila as Chief Restructuring Officer, a newly created position. Mr. Avila, a Managing Partner of Corporate Revitalization Partners LLC, a national turnaround consultancy, will oversee the Company's restructuring efforts, as well as working with the Company to evaluate strategic options for the Company's continuing operations. Robert Feinstein, Esquire, a shareholder of Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C., is counsel for the Company.

About Penthouse International, Inc.

Penthouse International, Inc. is the parent holding company of General Media, Inc., a brand-driven global entertainment company founded in 1965 by Robert C. Guccione. The Company's flagship PENTHOUSE brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. PENTHOUSE's trademarks are licensed to third parties worldwide in exchange for recurring royalty payments. PENTHOUSE caters to men's interests through various trademarked publications, movies, the Internet, location-based live entertainment clubs and consumer product licenses.

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the availability of DIP financing, the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on the Company's businesses, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.


CONTACT: Scott Avila, Chief Restructuring Officer of General Media, Inc., +1-212-702-6000; or Robert Feinstein, Esq. of Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C., +1-212-561-7700, for General Media